As filed with the Securities and Exchange Commission on November 21, 2007
Registration No. 333-146597

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HCM Acquisition Company
(Exact name of registrant as specified in its charter)

Delaware	6770	26-1146365
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

HCM Acquisition Company
13455 Noel Road, Suite 800
Dallas, TX 75240
(972) 628-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Dondero
Chairman
HCM Acquisition Company
13455 Noel Road, Suite 800
Dallas, TX 75240
(972) 628-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ann F. Chamberlain Bingham McCutchen LLP 399 Park Avenue New York, NY 10022 (212) 705-7000 Fax: (212) 752-5378	Deanna L. Kirkpatrick Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4135 Fax: (212) 450-3135

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This pre-effective Amendment No. 2 to the Registration Statement on Form S-1 of HCM Acquisition Company is being filed solely to file Exhibits 3.1, 3.2, 4.1, 4.2, 4.4, 5.1, 10.1, 10.2, 10.4, 10.5, 10.6, 10.7, 10.10, 10.12, 14, 99.1 and 99.2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

References to “the company,” “the Registrant,” “we,” “us,” “our” and similar expressions in this Part II refer to HCM ACQUISITION COMPANY.

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the offering of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee, the initial trustee’s fee and the warrant agent fee and closing costs.

SEC registration fee	$8,826
FINRA filing fee	29,250
American Stock Exchange application and listing fees	70,000
Trustee’s fee	3,000
Warrant agent fee and closing costs(1)	5,000
Accounting fees and expenses	100,000
Legal fees and expenses	350,000
Printing and engraving expenses	90,000
Miscellaneous	93,924

Total	$750,000

(1)	In addition to the fees that are charged by American Stock Transfer & Trust Company as trustee and warrant agent, the Registrant will be required to pay to American Stock Transfer & Trust Company aggregate annual fees of $12,000 for acting as transfer agent of the Registrant’s securities.

Item 14.	Indemnification of Directors and Officers

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation that will be in effect upon the completion of this offering that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also will authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under the Delaware General Corporation Law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation and our bylaws will provide for the indemnification provisions described above and elsewhere herein. In addition, we have entered or will enter into contractual indemnity agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnity agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, subject to certain exceptions and limitations. These indemnity agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnity agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities arising under the Securities Act, and reimbursement of expenses incurred in connection with such liabilities.

We have agreed to indemnify the several underwriters against specific liabilities, including liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities

On October 4, 2007, our founding stockholder, HCM Acquisition Holding, LLC, entered into an agreement with us pursuant to which it purchased 7,187,500 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock (including 937,500 founders’ units representing 937,500 founders’ shares and 937,500 founders’ warrants that are subject to forfeiture to the extent that the over-allotment option is not exercised in full by the underwriters) for a purchase price of $25,000, and agreed to use its own funds to purchase 5,000,000 warrants at a price of $1.00 per warrant from us simultaneously with the closing of this offering. Subsequent to the purchase of these founders’ units, our founding stockholder transferred at cost an aggregate of 34,500 of these founders’ units to Timothy K. Hui, Scott F. Kavanaugh, James F. Leary and Bryan A. Ward, each of whom is a director.

The sales of the securities to our initial stockholders were exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. In each such transaction, each purchaser represented its intention at such time to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were or will be affixed to the instruments representing the securities issued or to be issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Certificate of Incorporation
3.2	Form of Amended and Restated Bylaws
4.1	Specimen Unit Certificate
4.2	Specimen Common Stock Certificate
4.3	Form of Warrant Agreement between the Registrant and American Stock Transfer & Trust Company**
4.4	Specimen Warrant Certificate
5.1	Opinion of Bingham McCutchen LLP
10.1	Form of Letter Agreement among the Registrant, Highland and HCM Acquisition Holdings, LLC
10.2	Form of Letter Agreement between the Registrant and each of the directors and executive officers of the Registrant
10.3	Founders’ Securities Purchase Agreement, dated as of October 4, 2007, between the Registrant and HCM Acquisition Holdings, LLC**
10.4	Form of Registration Rights Agreement between the Registrant and HCM Acquisition Holdings, LLC
10.5	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers
10.6	Form of Investment Management Trust Agreement by and between the Registrant and American Stock Transfer & Trust Company
10.7	Form of Right of First Review and Non-Compete Agreement between the Registrant and Highland Capital Management, L.P.
10.8	Form of Letter Agreement between Citigroup Global Markets Inc. and HCM Acquisition Holdings, LLC and Highland Capital Management L.P.*
10.9	Promissory Note issued by Registrant on October 4, 2007**

Exhibit No.	Description

10.10	Form of Non-Compete Agreement between the Registrant and James Dondero
10.11	Administrative Services Letter Agreement, dated October 3, 2007 between the Registrant and Highland Capital Management, L.P.**
10.12	Securities Purchase Agreement by and among HCM Acquisition Holdings, LLC and each of Timothy K. Hui, Scott F. Kavanaugh, James F. Leary and Bryan A. Ward.
14	Form of Code of Conduct and Ethics
23.1	Consent of PricewaterhouseCoopers LLP**
23.2	Consent of Bingham McCutchen LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to this Registration Statement)**
99.1	Form of Charter of Audit Committee
99.2	Form of Charter of Governance and Nominating Committee

*	To be filed by amendment.

**	Previously filed.

(b) No financial statement schedules are required to be filed with this Registration Statement.

Item 17.	Undertakings

(a) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 21st day of November 2007.

HCM ACQUISITION COMPANY

By:	*
James D. Dondero
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* James D. Dondero	Chairman and Chief Executive Officer (Principal Executive Officer)	November 21, 2007

/s/ Joseph Dougherty Joseph Dougherty	Senior Vice President and Director	November 21, 2007

* Kenneth McGovern	Chief Financial Officer (Principal Accounting and Financial Officer)	November 21, 2007

* Timothy K. Hui	Director	November 21, 2007

* Scott F. Kavanaugh	Director	November 21, 2007

* James F. Leary	Director	November 21, 2007

* Bryan A. Ward	Director	November 21, 2007

* /s/ Joseph Dougherty Attorney-in-fact

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